Exhibit 4.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

6.50% SERIES G CUMULATIVE REDEEMABLE PREFERRED SHARES

OF

PARTNERRE LTD.

The 6.50% Series G Cumulative Redeemable Preferred Shares shall have the designation, preferences and rights, and shall be subject to the restrictions, as hereinafter appearing:

Section 1. Designation and Amount. There shall be a series of Preferred Shares of the Company which shall be designated as “6.50% Series G Cumulative Redeemable Preferred Shares,” par value $1.00 per share (hereinafter called “Series G Preferred Shares”), and the number of shares constituting such series shall be 9,200,000. Such number of shares may be increased or decreased at any time and from time to time by resolution of the Company’s Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series G Preferred Shares to a number less than that of the shares then outstanding plus the number of shares of Series G Preferred Shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

Section 2. Definitions. For purposes of the Series G Preferred Shares, the following terms shall have the meanings indicated:

“Board” shall mean the Board of Directors of the Company or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series G Preferred Shares.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Hamilton, Bermuda, or New York, New York are not required to be open.

“Bye-Laws” shall mean the Amended and Restated Bye-Laws of the Company in effect as of March 18, 2016.

“Call Date” shall mean any date which the Company establishes for the redemption of Series G Preferred Shares, which date must be specified in the notice mailed to holders of the Series G Preferred Shares pursuant to Section 5(e) hereof.

“Common Shares” shall mean the common shares of the Company, par value $1.00 per share.

“Company” shall mean PartnerRe Ltd.

“Dividend Payment Date” shall mean the first day of March, June, September and December in each year, commencing on June 1, 2016; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately after such Dividend Payment Date.

“Dividend Periods” shall mean quarterly dividend periods commencing on March 1, June 1, September 1 and December 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period which shall commence March 1, 2016 and end on and including May 31, 2016 and other than the Dividend Period during which any Series G Preferred Shares shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Call Date with respect to the Series G Preferred Shares being redeemed).

“Dollars” or “$” shall mean U.S. Dollars.

“Fully Junior Shares” shall mean the Common Shares and any other class or series of shares of the Company now or hereafter issued and outstanding over which the Series G Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Issue Date” shall mean the first date on which the Series G Preferred Shares are issued and sold.

“Junior Shares” shall mean the Common Shares and any other class or series of shares of the Company now or hereafter issued and outstanding over which the Series G Preferred Shares have preference or priority in either (i) the payment of dividends or (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Parity Shares” shall have the meaning set forth in Section 7(b) hereof, and include without limitation the Company’s Series D Cumulative Redeemable Preferred Shares, Series E Cumulative Redeemable Preferred Shares, Series F Non-Cumulative Redeemable Preferred Shares, Series H Cumulative Redeemable Preferred Shares and Series I Non-Cumulative Redeemable Preferred Shares.

“Person” shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Register of Members” shall mean the Register of Members of the Company.

“Series G Preferred Shares” shall have the meaning set forth in Section 1 hereof.

“Set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board, the allocation of funds to be so paid on any class or series of the Company’s shares; provided, however, that if any funds for any class or series of Junior Shares or any class or series of shares of the Company ranking on a parity with the Series G Preferred Shares as to the payment of dividends or other distributions are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series G Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Shares” shall have the meaning set forth in Section 9(a) hereof.

“Transfer Agent” shall mean Computershare Trust Company, N.A., or such other agent or agents of the Company as may be designated by the Board or its designee as the transfer agent, registrar and dividend disbursing agent for the Series G Preferred Shares.

“Voting Preferred Shares” shall have the meaning set forth in Section 8(b) hereof.

Section 3. Dividends.

(a) The holders of Series G Preferred Shares shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share equal to 6.50% of the liquidation preference per annum (equivalent to $1.625 per share), except as provided in Section 3(b) hereof. Such dividends shall begin to accrue and shall be fully cumulative from March 1, 2016, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends and whether or not such dividends shall be declared. Such dividends shall be payable quarterly, when, as and if declared by the Board, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable to the holders of record of Series G Preferred Shares as they appear in the

Register of Members at the close of business on such record dates, which shall be 10 days preceding such Dividend Payment Dates thereof. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, which shall be 10 days preceding the payment date thereof. Any dividend payment made on Series G Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to Series G Preferred Shares which remains payable.

(b) The amount of dividends payable for any period shorter than a full Dividend Period, on the Series G Preferred Shares shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of Series G Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends, as herein provided, on the Series G Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series G Preferred Shares that may be in arrears.

(c) So long as any Series G Preferred Shares are outstanding, no dividends or other distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series G Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date in respect of the dividend or other distribution on such class or series of Parity Shares. When dividends on the Series G Preferred Shares are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series G Preferred Shares and all dividends declared upon any class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series G Preferred Shares and accumulated and unpaid on such Parity Shares.

(d) So long as any Series G Preferred Shares are outstanding, (i) no dividends or other distributions (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Shares) shall be declared or paid or set apart for payment and no other distribution shall be declared or paid or set apart for payment upon Junior Shares, nor (ii) shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary of the Company) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Company, directly or indirectly (except by conversion into or exchange for Fully Junior Shares) ((i) and (ii) collectively, “Distributions”), unless in each case (1) the full cumulative dividends on all outstanding Series G Preferred Shares and any Parity Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods with respect to the Series G Preferred Shares and all past dividend periods with respect to such Parity Shares and (2) sufficient funds shall have been or contemporaneously are set apart for the payment of the dividends for the current Dividend Period with respect to the Series G Preferred Shares and the current dividend period with respect to such Parity Shares. Following the Issue Date and until December 31, 2020, Distributions declared or paid with respect to any fiscal quarter shall be less than, in the aggregate, 67% of the Company’s net income (“Net Income”), as determined in accordance with United States generally accepted accounting principles, during such fiscal quarter (such amount, the “Distributable Amount”), provided, that notwithstanding the foregoing, with respect to the first fiscal quarter immediately following March 18, 2016, the “Distributable Amount” shall be defined as the sum of (x) 67% of the Company’s Net Income during such fiscal quarter, plus (y) (A) 67% of the Company’s Net Income during the 2015 fiscal year, minus (B) the sum of (1) the aggregate amount of ordinary course quarterly cash dividends on the Common Shares paid during the 2015 fiscal year plus (2) the aggregate amount paid by the Company during the 2015 fiscal year to repurchase the Common Shares (the “Initial Distributable Amount”); provided, further, that if the Company does not make aggregate Distributions of all of the Distributable Amount during any fiscal quarter, such remaining amount shall carryover and be available for Distributions in subsequent fiscal quarters, regardless of the Company’s Net Income during such subsequent fiscal quarters.

(e) No dividends on Series G Preferred Shares shall be declared by the Board or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart shall be restricted or prohibited by law.

(f) If there shall be any change in the law, regulation or official directive (whether or not having the force of law) or in the interpretation by any Bermuda government authority or court of competent jurisdiction which imposes on the Company any condition with respect to the Series G Preferred Shares as a result of which any dividend payment is reduced, the Company shall give notice to the holders of Series G Preferred Shares of such event and all such reductions shall be borne in full by the holders of Series G Preferred Shares (but only to the extent permitted by law).

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any dividend payment or distribution of the assets of the Company (whether capital or surplus) shall be made or set apart for payment to the holders of Junior Shares, the holders of the Series G Preferred Shares shall be entitled to receive from the Company’s assets legally available for distribution to shareholders $25.00 per Series G Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon, if any, to the date of final distribution to such holders; but such holders of Series G Preferred Shares shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series G Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series G Preferred Shares and any such Parity Shares ratably in accordance with the respective amounts that would be payable on such Series G Preferred Shares and any such Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation, amalgamation or merger of the Company with one or more corporations, limited liability companies or other entities, (ii) a sale, lease or conveyance of all or substantially all of the shares or the property or business of the Company or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(b) Subject to the rights of the holders of shares of any series or class or classes of shares ranking on a parity with or prior to the Series G Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series G Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, according to their respective numbers of shares, and the holders of the Series G Preferred Shares shall not be entitled to share therein.

Section 5. Redemption at the Option of the Company.

(a) Subject to Section 5(d) and Section 9 hereof, the Series G Preferred Shares shall not be redeemable by the Company prior to the fifth anniversary of the Issue Date. On or after the fifth anniversary of the Issue Date, the Company, at its option, may redeem the Series G Preferred Shares, in whole at any time or from time to time in part, for cash at a redemption price of $25.00 per Series G Preferred Share, plus any amounts payable pursuant to Section 5(b) hereof.

(b) Upon any redemption of Series G Preferred Shares pursuant to this Section 5, the Company shall pay all accrued and unpaid dividends, if any, thereon to the Call Date, without interest. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series G Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date or the Company’s default in the payment of the dividend due. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series G Preferred Shares called for redemption.

(c) Unless full cumulative dividends on the Series G Preferred Shares and any class or series of Parity Shares shall have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period (including such dividend periods on any Parity Shares), the Series G Preferred Shares and any Parity Shares may not be redeemed under this Section 5 in part and the Company may not purchase or acquire Series G Preferred Shares or any Parity Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series G Preferred Shares and Parity Shares.

(d) Notice of the redemption of any Series G Preferred Shares under this Section 5 shall be mailed by first-class mail to each holder of record of Series G Preferred Shares to be redeemed at the address of each such holder as shown in the Register of Members, not less than 30 nor more than 90 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date when the same would be delivered in the ordinary course of transmission, whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Series G Preferred Shares to be redeemed and, if fewer than all the Series G Preferred Shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price (including any accrued dividends); (4) the place or places at which certificates for such Series G Preferred Shares are to be surrendered; and (5) that dividends on the Series G Preferred Shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Company shall fail to make available, as hereinafter provided, an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series G Preferred Shares so called for redemption shall cease to accrue; (ii) such shares shall no longer be deemed to be outstanding; (iii) all rights of the holders thereof as holders of Series G Preferred Shares of the Company shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon); and (iv) any officer of the Company shall be entitled, on behalf of such holder and as its attorney-in-fact, to execute and deliver any and all documents as may be necessary to effect such redemption. The Company’s obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Company shall deposit with a bank or trust company (which may be an affiliate of the Company) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series G Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series G Preferred Shares to be redeemed on any cash so set aside by the Company. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Company, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Company for the payment of such cash.

As promptly as practicable after the surrender, in accordance with the notice given as aforesaid, of the certificates for any Series G Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series G Preferred Shares are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding Series G Preferred Shares not previously called for redemption pro rata (as nearly as may be practicable), by lot or by any other method determined by the Company in its sole discretion to be equitable. If fewer than all the Series G Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

Section 6. Shares To Be Retired. All Series G Preferred Shares which shall have been issued and reacquired in any manner by the Company shall be restored to the status of authorized but unissued shares of the Company’s shares, without designation as to class or series.

Section 7. Ranking. Any class or series of shares of the Company shall be deemed to rank:

(a) prior to the Series G Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series G Preferred Shares;

(b) on a parity with the Series G Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Series G Preferred Shares, if the holders of such class or series and the Series G Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”);

(c) junior to the Series G Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company, if such class or series shall be Junior Shares; and

(d) junior to the Series G Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company, if such class or series shall be Fully Junior Shares.

Section 8. Voting Rights.

(a) Except as otherwise provided in this Section 8 and as otherwise required by law, holders of the Series G Preferred Shares shall have no voting rights.

(b) Whenever, at any time or times, dividends payable on Series G Preferred Shares or any class or series of cumulative Parity Shares shall be in arrears (whether or not such dividends have been earned or declared) in an amount equivalent to dividends for six full Dividend Periods (whether or not consecutive), then, immediately upon the happening of such event, the holders of Series G Preferred Shares, together with the holders of shares of every other class or series of cumulative Parity Shares (all such other classes or series, the “Voting Preferred Shares”), voting as a single class regardless of class or series, shall have the right to elect two directors to the Board of the Company (the “Additional Directors”) at any general meeting of shareholders or at a special meeting of the holders of the Series G Preferred Shares called as hereinafter provided. At any time after such voting power shall have been so vested in the holders of Series G Preferred Shares and the Voting Preferred Shares, the Corporate Secretary of the Company may, and upon the written request of any holder of Series G Preferred Shares (addressed to the Corporate Secretary at the principal office of the Company) shall, call a special meeting of the holders of the Series G Preferred Shares and of the Voting Preferred Shares for the election of the Additional Directors, such call to be made by notice similar to that provided in the Bye-laws of the Company for a special general meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Corporate Secretary within 30 days after receipt of any such request, then any holder of Series G Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the Register of Members. Alternatively, the Additional Directors may be

elected by a resolution in writing, which may be in counterparts, signed by all of the holders of the Series G Preferred Shares and the Voting Preferred Shares. If at the time the voting power referred to in this Section 8(b) is vested in the holders of the Series G Preferred Shares and the Voting Preferred Shares, there are not two vacancies on the Board of the Company, the holders of the Series G Preferred Shares and the Voting Preferred Shares shall have the right to increase the size of the Board by two directors, to the extent permitted by Bermuda law, provided that any such increase in the size of the Board shall not delay the exercise of such voting power for a period in excess of thirty days from the date such holders of the Series G Preferred Shares and the Voting Preferred Shares request the Corporate Secretary to call a meeting for the purpose of electing the Additional Directors. The Additional Directors shall hold office until the next annual general meeting of the shareholders or until the office of Additional Director terminates as hereinafter provided. Any Additional Director may be removed, with or without cause, by a majority vote at any special meeting of the holders of the Series G Preferred Shares and of the Voting Preferred Shares, voting as a single class, provided that the notice of any such meeting convened for the purpose of removing an Additional Director shall contain a statement of the intention so to do and be served on such Additional Director not less than 14 days before the meeting and at such meeting such Additional Director shall be entitled to be heard on the motion for such Additional Director’s removal. In the event of any vacancy in the office of Additional Director, a successor shall be elected by the holders of the Series G Preferred Shares and the Voting Preferred Shares, voting as a single class, at any general meeting of shareholders or at a special meeting of the holders of the Series G Preferred Shares and the Voting Preferred Shares called in accordance with the procedures described above for the election of Additional Directors, or by a written resolution as provided above, such successor to hold office until the next annual general meeting of the shareholders or until the office of Additional Director terminates as hereinafter provided. If an interim vacancy shall occur in the office of Additional Director prior to a general meeting of the shareholders or a special meeting or written resolution of the holders of the Series G Preferred Shares and the Voting Preferred Shares, a successor shall be elected by the Board upon nomination by the then remaining Additional Director or the successor of such remaining Additional Director, to serve until a successor is elected in accordance with the preceding sentence or until the office of Additional Director terminates as hereinafter provided; provided, however, that if no remaining Additional Director or successor of such Additional Director is then in office, Additional Directors shall be elected in accordance with the procedures described in the immediately preceding sentence. Whenever all arrearages in dividends on the Series G Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid or declared and set apart for payment, then the rights of holders of the Series G Preferred Shares and of the Voting Preferred Shares to elect Additional Directors shall cease (but subject always to the same provision for the vesting of such rights in the case of any future arrearages in an amount equivalent to dividends for six full Dividend Periods), and the terms of office of the Additional Directors so elected by the holders of Series G Preferred Shares and the Voting Preferred Shares to the Company’s Board shall forthwith terminate and, if the size of the Board was increased for the purposes of the Additional Directors, the number of directors constituting the Board shall be reduced accordingly.

(c) So long as any Series G Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Company’s Bye-Laws, the affirmative vote of the holders of at least 75% of the Series G Preferred Shares at the time outstanding, acting as a single class, given in writing without a meeting or by vote in person or by proxy at a meeting, shall be necessary for effecting or validating:

(i) Any amendment, alteration or repeal of any of the provisions of the Company’s Memorandum of Association, Bye-Laws or this Certificate of Designation that would vary the rights, preferences or voting powers of the holders of the Series G Preferred Shares;

(ii) An amalgamation, consolidation, merger or statutory share exchange that affects the Series G Preferred Shares, unless in each such case each Series G Preferred Share (i) shall remain outstanding with no variation in its rights, preferences or voting powers or (ii) shall be converted into or exchanged for a preferred share of the surviving entity having rights, preferences and voting powers identical to that of a Series G Preferred Share; or

(iii) The authorization, creation or any increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking prior to the Series G Preferred Shares in the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Company;

provided, however, that any action to authorize or create or to increase the authorized amount of, any Fully Junior Shares, Junior Shares or Parity Shares shall not be deemed to vary the rights, preferences or voting powers of the holders of Series G Preferred Shares; and provided, further, that no such vote of the holders of Series G Preferred Shares shall be required if, prior to the time when any of the foregoing actions is to take effect, all outstanding Series G Preferred Shares shall have been redeemed.

(d) The holders of the Series G Preferred Shares shall not be entitled to vote on any sale of all or substantially all of the assets of the Company.

(e) For purposes of any vote by the holders of the Series G Preferred Shares pursuant to the foregoing provisions of this Section 8, each Series G Preferred Share shall have one (1) vote per share, except that when any class or series of Voting Preferred Shares shall have the right to vote with the Series G Preferred Shares as a single class on any matter, then the Series G Preferred Shares and such class or series of Voting Preferred Shares shall have with respect to such matters one (1) vote per $25.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series G Preferred Shares shall not have any other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any action by the Company.

Section 9. Limitation on Transfer and Ownership.

(a) Limitation. Notwithstanding any other provision of the terms of the Series G Preferred Shares, except as provided in this Section 9, no Person shall be permitted to Own or Control (as such terms are defined in the Bye-laws of the Company) shares in the Company to the extent that such holder or any other Person will be considered to Own or Control Controlled Shares (as such term is defined in the Bye-laws of the Company), as the Board may determine, in excess of 9.9% of the outstanding shares of the Company, nor shall any Person be permitted to Own or Control Controlled Shares in the Company if the result thereof would be to render such Person or any other Person a Ten Percent Shareholder (as defined in the Bye-laws of the Company); nor may any shares be issued or any transfer of shares be made if the effect of such issuance or transfer would be to cause a violation of the prohibitions of this Section 9. To the extent that, for any reason whatsoever and by any method howsoever, a Person, whether an existing shareholder or not of the Company, shall Own or Control Controlled Shares in the Company in excess of the 9.9% limitation, then all shares which such Person may Own or Control in excess of the 9.9% limitation shall carry no voting rights whatsoever, and shall be discounted in respect of such shareholder for the purpose of the calculation of any majority requirement which may or which is required to be taken at any general meeting of the Company for any purpose, SAVE THAT the Controlled Shares of such shareholder in excess of the 9.9% limitation shall be allocated for voting purposes to all the other shareholders of the Company pro rata to the shareholdings of such other shareholders, PROVIDED ALWAYS that no other shareholder shall be allocated voting rights pursuant to this saving if to do so would render such other shareholder a Ten Percent Shareholder. In the event that a reallocation of voting rights pursuant to this Section 9 would result in the creation of additional Ten Percent Shareholders, the reallocation to be made shall only be made to such shareholders who, after the reallocation, would not be Ten Percent Shareholders. No transfer (including a repurchase by the Company) may be made if the effect of such transfer would result in the transferee or any other shareholder of the Company controlling in excess of nine and nine-tenths per cent (9.9%) of all of the issued and outstanding shares of the Company. Nothing in this Section 9(a) shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

(b) Exemptions. The limitation on ownership set forth in Section 9(a) shall not apply to the acquisition of Series G Preferred Shares by an underwriter as part of the public offering of Series G Preferred Shares. The Board may waive the restrictions on transfer set forth in Section 9(a) in its discretion and on a case by case basis. The Board will not be liable to the Company, its shareholders or any other Person whatsoever for any errors in judgment made by it in granting any waiver or waivers to the foregoing restrictions in any case so long as it has acted in good faith.

Section 10. Record Holders. The Company and the Transfer Agent may deem and treat the record holder of any Series G Preferred Shares, as the same appears in the Register of Members, as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary. Payments in respect of Series G Preferred Shares shall be sent to the holders thereof at their address most recently noted on the Register of Members and, in the case of joint holders of Series G Preferred Shares, may be made to all such joint holders but sent to that one of the joint holders of Series G Preferred Shares who is first named in the Register of Members at his or her address most recently noted in the Register of Members or shall be made payable to such person or persons and sent to such address as all the joint holders of such Series G Preferred Shares may in writing direct. Cheques in payment of any obligation of the Company to holders of Series G Preferred Shares shall be sent by first-class mail at the risk of the holder of the Series G Preferred Shares, and due payment of a cheque shall be full satisfaction of the obligation represented thereby notwithstanding any notice which the Company may have whether express or otherwise of any right, title or interest or claim of any other person to or in such Series G Preferred Shares.

Section 11. Sinking Fund. The Series G Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

Section 12. Conversion. The Series G Preferred Shares shall not be convertible into or exchangeable for any other securities of the Company.

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